EXHIBIT 5.1

[Letterhead of Morris, Nichols, Arsht & Tunnell LLP]

                 , 2013

Gulf Coast Ultra Deep Royalty Trust

333 N. Central Ave.

Phoenix, AZ 85004

Re:	Gulf Coast Ultra Deep Royalty Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel to Gulf Coast Ultra Deep Royalty Trust, a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law relating to the issuance of Units of the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Royalty Trust Agreement of the Trust dated as of             , 2013 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: Pre-Effective Amendment No.         to Registration Statement No. 333-185742 under the Securities Act of 1933 on Form S-4 of the Trust to be filed with the Securities and Exchange Commission on or about the date hereof (including the Prospectus forming a part thereof) (the “Registration Statement”); the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on December 18, 2012, as amended by the Certificate of Amendment thereto as filed in the State Office on             , 2013 (as so amended, the “Certificate of Trust”); the Governing Instrument; the Trust Agreement of the Trust dated as of December 18, 2012 (the “Original Governing Instrument”); the Agreement and Plan of Merger dated as of December 5, 2012 among McMoRan Exploration Co., Freeport-McMoRan Copper & Gold Inc. and INAVN Corp. (the “Merger Agreement” and together with the Governing Instrument and the Registration Statement, the “Governing Documents”); and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity that is a signatory to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced documents and of all documents contemplated by the Governing Documents to be executed by Persons desiring to become Unitholders of the Trust; (iii) that no event has occurred that would cause a dissolution

Gulf Coast Ultra Deep Royalty Trust

            , 2013

of the Trust; (iv) that the activities of the Trust have been and will be conducted in accordance with the terms of the Original Governing Instrument or the Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Act”); (v) that the Units are issued in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and the Delaware Act; and (vi) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to, or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Units of the Trust. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Units of the Trust covered by the Registration Statement, when issued in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute validly issued, fully paid and non-assessable units of beneficial interest in the Trust.

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Unitholder of the Trust) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the Trust and the Unitholders of the Trust in connection with the matters contemplated hereby and may not be relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

David A. Harris